Exhibit 10.1

4460 ParkAvenue
New York, NY 10022
Tel: (212) 521-1780
Fax: (212) 521-1949
Internet Address: jlo@iccchem.com

ICC INDUSTRIES INC.
JOHN L. ORAM
PRESIDENT

          October 25, 2001

Pharmaceutical Formulations Inc.
460 Plainview Avenue
Edison, New Jersey 08818

Attention:          Mr. James Ingram, President

Re:     Conversion of ICC's Preferred Shares and Rights Offering

Gentlemen:

In connection with ICC’s conversion of its 2,500,000 shares of Series A Cumulative Redeemable Convertible Preferred Stock, this will confirm that ICC and PFI have agreed that ICC will convert its preferred stock and unpaid dividends at a conversion price of $.34 per share of common stock (instead of the $.075 per share conversion price at which ICC is entitled to convert such shares). This means that 10,441,176 shares would be issued to ICC on such conversion, instead of the 47,333,333 shares that would have been issued at a $.075 conversion price.

The conversion shall occur on the date of completion of the formalities required to increase PFI’s authorized capital (i.e. immediately following the filing of the appropriate Certificate of Amendment to PFI’s Certificate of Incorporation, after approval at PFI’s next annual meeting).

This will also confirm that ICC and PFI have agreed that ICC shall convert $15,000,000 of debt owed to ICC by PFI at the same price and on the same date as the conversion of the preferred shares, resulting in the issuance of an additional 44,117,647 shares to ICC, for a total of 54,558,823 shares to be issued to ICC at that time.

After the above issuances of common stock, ICC would own 74,194,718 shares (or 87.40%) of the outstanding common shares.

This will also confirm the agreement between ICC and PFI that PFI may offer the minority shareholders the right to subscribe to a proportionate number of common shares, also at $.34 per share, in order that their interests will not be diluted.

If the shareholders do not approve an increase in the authorized capital of the Company at the next shareholders’ meeting, currently scheduled for November 28, 2001, the conversion rights under the preferred stock and accumulated dividends will revert to the original conversion rights as outlined in the Certificate of Designation, Preferences and Rights of Series A Cumulative Redeemable Convertible Preferred Stock of Pharmaceutical Formulations, Inc.; provided, however, that the conversion price shall never be lower than the then-par value of the Company’s common stock.

If no rights offering substantially as outlined in the proxy statement for the annual meeting takes place on or prior to December 31, 2002, the agreements between the Company and ICC as set forth in this letter with regard to offering stock to the minority shareholders will be null and void.

If the Company makes a rights offering on or prior to December 31, 2002 (and no other rights offering has been made after the date of this letter) and the price of shares that may be subscribed to by other shareholders with regard to conversion of the preferred stock and accrued dividends and the conversion of ICC debt is lower than $.34 per share, the conversions of preferred stock and debt noted above shall be revised such that ICC will receive for no additional consideration such number of additional shares at that price per share as it would have received had it converted its preferred shares and existing debt at that conversion price and the Company’s rights offering to the minority shareholders shall be based on such new number of shares being issued to ICC; provided, however, that no shares shall be issued to ICC or in any rights offering at a price less than the par value of such shares.

Very truly yours, ICC INDUSTRIES INC. /s/ John L. Oram John L. Oram

JLO:leb

AGREED:

PHARMACEUTICAL FORMULATIONS, INC.

By:     /s/ James C. Ingram
          James C. Ingram
          President